Exhibit 99.1

Media Contact:
Aaron Radelet
+1.703.883.5804
aaron.radelet@hilton.com

Investor Contact:
Christian Charnaux
+1.703.883.5205
christian.charnaux@hilton.com

Hilton Worldwide Agrees to Sell the Waldorf Astoria New York to

Anbang Insurance Group Co. Ltd. for $1.95 Billion

Hilton Worldwide will continue to manage the property

under a 100-year management agreement granted by Anbang

McLean, VA – October 6, 2014 – Hilton Worldwide Holdings Inc. (“Hilton Worldwide”) today announced it has entered into an agreement with Anbang Insurance Group Co. Ltd. (“Anbang”), under which Anbang has agreed to purchase the Waldorf Astoria New York for $1.95 billion. As part of this long-term strategic partnership, Anbang will grant Hilton Worldwide a management agreement to continue to operate the property for the next 100 years, and the hotel will undergo a major renovation to restore the property to its historic grandeur.

The Waldorf Astoria New York is the flagship hotel of Hilton Worldwide’s rapidly-expanding luxury brand, Waldorf Astoria Hotels & Resorts. Since 2007, the brand has increased its footprint more than five times to a portfolio of 27 landmark destinations, including Amsterdam, Beijing, Chicago, Dubai, Jerusalem, Ras Al Khaimah and Shanghai. Its pipeline of nine additional hotels includes key destinations such as Bali, Bangkok and Beverly Hills.

“We are very excited to be entering into this long-term relationship with Anbang, which will ensure that the Waldorf Astoria New York represents the brand’s world-class standards for generations to come. This relationship represents a unique opportunity for our organizations to work together to finally maximize the full value of this iconic asset on a full city block in midtown Manhattan,” said Christopher J. Nassetta, president and chief executive officer, Hilton Worldwide.

Hilton Worldwide intends to use the proceeds from the sale to acquire additional hotel assets in the U.S. in one or more transactions as part of a like-kind exchange under Internal Revenue Code Section 1031. These acquisitions will be finalized and announced at a later date.

The Waldorf Astoria New York was famously called “The Greatest of the Them All” by Hilton Worldwide’s founder Conrad Hilton. It is an Art Deco masterpiece and has been an internationally recognized symbol of elegance and grace for more than a century. In the grandest of traditions, the hotel features cosmopolitan restaurants (including Peacock Alley, Bull and Bear Prime Steakhouse and Oscar’s), bustling lounges and bars, the Guerlain Spa, more than 60,000 square feet of high-tech equipped function space, a state-of-the-art business center and intriguing boutiques.

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About Hilton Worldwide

Hilton Worldwide (NYSE: HLT) is a leading global hospitality company, spanning the lodging sector from luxury and full-service hotels and resorts to extended-stay suites and focused-service hotels. For nearly 100 years, Hilton Worldwide has been dedicated to continuing its tradition of providing exceptional guest experiences. The Company’s portfolio of 11 world-class global brands is comprised of more than 4,200 managed, franchised, owned and leased hotels and timeshare properties, with more than 690,000 rooms in 93 countries and territories, including Hilton Hotels & Resorts, Waldorf Astoria Hotels & Resorts, Conrad Hotels & Resorts, Curio—A Collection by Hilton, DoubleTree by Hilton, Embassy Suites Hotels, Hilton Garden Inn, Hampton Hotels, Homewood Suites by Hilton, Home2 Suites by Hilton and Hilton Grand Vacations. The Company also manages an award-winning customer loyalty program, Hilton HHonors. Visit news.hiltonworldwide.com for more information and connect with Hilton Worldwide at www.facebook.com/hiltonworldwide, www.twitter.com/hiltonworldwide, www.youtube.com/hiltonworldwide, www.flickr.com/hiltonworldwide and www.linkedin.com/company/hilton-worldwide.

About Anbang Insurance Group Co. Ltd.

Anbang Insurance Group Co. Ltd. is a leading insurance company based in Beijing, China with more than 30,000 employees and more than 700 billion yuan in assets. It provides a compressive range of financial and insurance services and products to more than 20 million customers, including life insurance, pensions, health insurance, property and casualty insurance and asset management. Since its founding in 2004, Anbang has delivered excellent results to its clients and the most advanced technology to enhance the customer experience. As a Chinese insurance company with an international vision, Anbang has established a strategy to offer complete, globalized services to its clients and to realize stable, long-term returns through investments in asset allocation around the world. Visit www.anbanggroup.com/abic/english for more information.

About Waldorf Astoria Hotels & Resorts

Waldorf Astoria Hotels & Resorts is a portfolio of 27 landmark destinations, each being a true reflection of their surroundings in the world’s most sought after locations. Unified by their inspirational environments and unparalleled guest service, Waldorf Astoria creates unique authentic moments through the delivery of True Waldorf Service. Personal concierges deliver unparalleled, bespoke service from the moment a guest books through check out. Waldorf Astoria is a part of Hilton Worldwide, a leading global hospitality company. Experience Waldorf Astoria by booking at www.waldorfastoria.com or www.waldorfastoria.com/offers. Learn more about this expanding portfolio by visiting http://news.waldorfastoria.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of Hilton Worldwide’s business, financial results, liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Part I —Item 1A. Risk Factors” of Hilton Worldwide’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in Hilton Worldwide’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Hilton Worldwide’s filings with the SEC. Hilton Worldwide undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.